Exhibit 99.1

Global Partners Reports Strong Results for the Second Quarter of 2012

- Net Income of $18.5 Million, or $0.66 per Unit
- Record EBITDA of $40.8 Million
- Record Distributable Cash Flow of $26.7 Million
- Continued Expansion of Bakken Crude Storage, Logistics & Marketing Business

WALTHAM, Mass.--(BUSINESS WIRE)--August 8, 2012--Global Partners LP (NYSE: GLP) today reported financial results for the quarter ended June 30, 2012.

Second-Quarter 2012 Financial Summary
Net income for the second quarter of 2012 was $18.5 million, or $0.66 per diluted limited partner unit, compared with a net loss of $848,000, or $0.04 per limited partner unit, for the second quarter of 2011.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2012 more than doubled to a record $40.8 million, compared with $15.5 million for the same period of 2011.

Distributable cash flow (DCF) for the second quarter of 2012 was a record $26.7 million, compared with $5.9 million for the second quarter of 2011.

EBITDA and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended June 30, 2012 and 2011.

“Global Partners delivered excellent results for the second quarter,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Our performance reflected the contributions of acquisitions and organic projects that are fundamentally transforming our business.”

“Our March acquisition of Alliance Energy helped drive strong volume and margin gains in our Gasoline Distribution and Station Operations segment, as did our agreement with Getty Realty to supply and provide management services to more than 200 of its gas stations,” Slifka said. “From a market perspective, the decline in gas prices in the second quarter resulted in expanded margins at the station distribution level. In addition, our rapidly developing crude oil storage, logistics and marketing business also contributed to the bottom line. These factors were partially offset by backwardation in the futures market and competitive pricing at the rack, which adversely affected our wholesale gasoline results.”

Due primarily to the Alliance Energy acquisition, sales for the second quarter of 2012 increased to $3.9 billion from $3.4 billion for the same period in 2011. Wholesale segment sales of $2.9 billion were flat with the second quarter of 2011 as an increase in volume was offset by a decline in product prices. Sales from the Gasoline Distribution and Station Operations segment more than doubled to $842.5 million compared with $393.2 million for the same period in 2011, reflecting the Alliance acquisition as well as increases in branded gasoline distribution activity. Commercial segment sales grew 19.4% to $193.4 million from $162.0 million in the second quarter of 2011.

Wholesale segment volume was 1.0 billion gallons for the second quarter of 2012 compared with 946.9 million gallons for the second quarter of 2011. Volume in the Gasoline Distribution and Station Operations segment was up 136% to 262.7 million gallons in the second quarter of 2012 from 111.2 million gallons in the comparable period of 2011. Commercial segment volume was 85.5 million, compared with 68.6 million gallons in the second quarter of 2011.

Combined gross profit increased to $90.7 million in the second quarter of 2012, compared with $44.6 million in the second quarter of 2011. Total wholesale net product margin grew to $34.7 million in the second quarter of 2012, compared with $23.5 million for the same period in 2011. In the Gasoline Distribution and Station Operations segment, net product margin increased 172% to $62.3 million from $22.9 million in the comparable period of 2011. Commercial segment net product margin declined to $3.2 million in the second quarter of 2012 compared with $4.3 million in the same period of 2011.

Recent Developments
The Board of Directors of the Partnership’s general partner, Global GP LLC, increased the Partnership’s quarterly cash distribution to $0.5250 per unit ($2.10 per unit on an annualized basis) on all of its outstanding common units for the period from April 1 through June 30, 2012. The distribution will be paid on August 14, 2012 to unitholders of record as of the close of business August 3, 2012.

Business Outlook
“Our second-quarter results reflect our continued success in strengthening our business through acquisitions and organic projects to diversify our income streams, extend our logistical advantages and increase our vertical integration,” Slifka said. “We have a number of attractive growth opportunities on the horizon that leverage our expertise in logistics and marketing. In Columbus, North Dakota, we have completed our new 100,000 barrel storage tank and loading facility as part of the development of that location as a hub for the gathering, storage, transportation and marketing of crude oil and associated petroleum products. We also have completed a major rail expansion at our Albany, NY terminal, increasing the terminal’s capacity to receive products via rail from 55,000 barrels per day to 160,000 barrels per day. This increased rail capacity allows the terminal to offload two 120-car unit trains per day. In addition, we are moving forward on a new rail-fed propane storage facility in Albany, not far from our crude terminal operations, which we believe will be an attractive source of cost-competitive mid-continent propane for wholesale customers in the Northeast.”

“Based on our current business outlook, for the year we continue to expect to generate EBITDA in the range of $110 million to $130 million. While our third-quarter performance is not expected to match the excellent results we achieved in the second quarter, our forecast for full-year 2012 remains positive,” Slifka concluded. The Partnership’s outlook is also based on assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve, which will influence quarterly financial results.

Financial Results Conference Call

Management will review Global Partners’ second-quarter 2012 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global Partners' website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership's:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels and crude oil, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast. Global is a leader in the logistics of transporting crude and other products from the mid-continent region of the U.S. and Canada to the East Coast. The Partnership is one of the largest wholesale distributors of gasoline (including blendstocks such as ethanol and naphtha), distillates (such as home heating oil, diesel and kerosene), residual oil and renewable fuels to wholesalers, retailers and commercial customers in the New England states and New York. In addition, the Partnership has a portfolio of approximately 1,000 gas stations in nine Northeastern states. The Partnership also is a distributor of natural gas. A FORTUNE 500® company, Global Partners trades on the New York Stock Exchange under the ticker symbol "GLP." For additional information, please visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “continue,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners’ future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve. Therefore, Global Partners can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Sales	$3,916,063	$3,412,148	$7,891,544	$6,963,220
Cost of sales	3,825,388	3,367,577	7,745,550	6,862,399
Gross profit	90,675	44,571	145,994	100,821

Costs and operating expenses:
Selling, general and administrative expenses	24,036	18,809	46,503	39,919
Operating expenses	37,138	17,755	60,496	35,559
Amortization expense	2,288	1,204	3,862	2,367
Total costs and operating expenses	63,462	37,768	110,861	77,845

Operating income	27,213	6,803	35,133	22,976

Interest expense	(9,148)	(7,651)	(18,468)	(15,531)

Income (loss) before income tax benefit	18,065	(848)	16,665	7,445

Income tax benefit	450	-	450	-

Net income (loss)	18,515	(848)	17,115	7,445

Less: General partner's interest in net income (loss), including incentive distribution rights (1)(2)	(309)	(113)	(417)	(313)

Limited partners' interest in net income (loss)	$18,206	$(961)	$16,698	$7,132

Basic net income (loss) per limited partner unit (3)	$0.67	$(0.04)	$0.66	$0.34

Diluted net income (loss) per limited partner unit (3)	$0.66	$(0.04)	$0.65	$0.34

Basic weighted average limited partner units outstanding	27,376	21,562	25,466	20,995

Diluted weighted average limited partner units outstanding	27,549	21,785	25,638	21,205
(1) For 2012, the calculations include the effect of the March 1, 2012 issuance of 5,850,000 common units in connection with the acquisition of Alliance Energy LLC. As a result, the general partner interest was reduced to 0.83% for the three months ended June 30, 2012 and, based on a weighted average, 0.95% for the six months ended June 30, 2012.

(2) For 2011, the calculations include the effects of the November 2010 and February 2011 public offerings. As a result, the general partner interest was reduced to 1.06% for the three months ended June 30, 2011 and, based on a weighted average, 1.12% for the six months ended June 30, 2011.

(3) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$4,561	$4,328
Accounts receivable, net	449,947	621,670
Accounts receivable - affiliates	788	1,776
Inventories	504,086	664,144
Brokerage margin deposits	29,594	43,935
Fair value of forward fixed price contracts	13,991	15,450
Prepaid expenses and other current assets	58,953	61,561
Total current assets	1,061,920	1,412,864

Property and equipment, net	707,258	408,850
Goodwill	19,659	-
Intangible assets, net	67,849	36,710
Other assets	13,108	10,427

Total assets	$1,869,794	$1,868,851

Liabilities and partners' equity
Current liabilities:
Accounts payable	$407,437	$575,776
Working capital revolving credit facility - current portion	97,013	62,805
Environmental liabilities - current portion	4,402	2,936
Trustee taxes payable	84,914	76,523
Accrued expenses and other current liabilities	47,657	41,307
Obligations on forward fixed price contracts	6,952	11,707
Total current liabilities	648,375	771,054

Working capital revolving credit facility - less current portion	312,687	526,095
Revolving credit facility	397,000	205,000
Environmental liabilities - less current portion	46,898	27,303
Other long-term liabilities	28,309	24,110
Total liabilities	1,433,269	1,553,562

Partners' equity	436,525	315,289

Total liabilities and partners' equity	$1,869,794	$1,868,851

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Reconciliation of net income (loss) to EBITDA
Net income (loss)	$18,515	$(848)	$17,115	$7,445
Depreciation and amortization and amortization of deferred financing fees	13,577	8,708	24,107	17,310
Interest expense	9,148	7,651	18,468	15,531
Income tax benefit	(450)	-	(450)	-
EBITDA	$40,790	$15,511	$59,240	$40,286

Reconciliation of net cash provided by (used in) operating activities to EBITDA
Net cash provided by (used in) operating activities	$258,063	$682	$216,300	$(59,284)
Net changes in operating assets and liabilities and certain non-cash items	(225,971)	7,178	(175,078)	84,039
Interest expense	9,148	7,651	18,468	15,531
Income tax benefit	(450)	-	(450)	-
EBITDA	$40,790	$15,511	$59,240	$40,286

Reconciliation of net income (loss) to distributable cash flow
Net income (loss)	$18,515	$(848)	$17,115	$7,445
Depreciation and amortization and amortization of deferred financing fees	13,577	8,708	24,107	17,310
Amortization of routine bank refinancings	(959)	(793)	(1,918)	(1,576)
Maintenance capital expenditures	(4,454)	(1,119)	(5,557)	(1,488)
Distributable cash flow	$26,679	$5,948	$33,747	$21,691

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$258,063	$682	$216,300	$(59,284)
Net changes in operating assets and liabilities and certain non-cash items	(225,971)	7,178	(175,078)	84,039
Amortization of routine bank refinancings	(959)	(793)	(1,918)	(1,576)
Maintenance capital expenditures	(4,454)	(1,119)	(5,557)	(1,488)
Distributable cash flow	$26,679	$5,948	$33,747	$21,691

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary